Exhibit 99.1

Laser Photonics Signs Definitive Agreement To Acquire Assets of Control Micro Systems

Acquisition to provide entry into the market for pharmaceutical laser solutions

ORLANDO, Fla., Oct. 31, 2024 – Laser Photonics Corporation (LPC) (NASDAQ: LASE), a leading global developer of industrial laser systems for cleaning and other material processing applications, today announced it signed a definitive agreement to acquire Control Micro Systems, Inc. (CMS) through an asset purchase agreement (APA). The acquisition is expected to provide an opportunity for Laser Photonics to strategically broaden its market reach, engineering talent and technology portfolio. Terms of the deal were not disclosed.

Wayne Tupuola, CEO of Laser Photonics, commented:

“This acquisition will enable LPC to expand into the massive, growing pharmaceutical manufacturing vertical, a recession-resistant sector with significant barriers to entry while diversifying our business and providing us with a significant new market opportunity. CMS has worked with world-class pharmaceutical companies, delivering solutions that meet the industry’s most stringent standards for both enabling controlled-release tablets and traceability of medications and packaging for compliance.”

“We believe CMS is an under-valued asset due to its lack of investment in sales and marketing over the past few years, that will benefit from leveraging LPC’s existing sales and marketing infrastructure. LPC plans to unlock additional value through targeted marketing and customer engagement.”

“In addition to focusing on expanded sales and marketing, we plan to hire CMS’ existing workforce, including engineers and customer support personnel, who we believe will add significant value to our acquired assets. Upon closing the transaction, LPC is committed to ensuring a seamless transition for ALL existing CMS employees. Current CMS customers can also expect uninterrupted service and support during this transition.”

Market Opportunity in Pharmaceutical Laser Solutions

The pharmaceutical market for controlled-release medications is expanding rapidly, driven by the growing need for more effective and patient-friendly drug delivery systems. Controlled-release tablets, which gradually release medication over time, require precision manufacturing techniques to ensure the proper dosage and timing of active ingredient release. Laser technology plays a critical role in creating micro-drilled apertures in these tablets, ensuring accurate and consistent drug release.

With global pharmaceutical companies focusing on enhancing drug delivery mechanisms, the demand for laser-based solutions like those provided by CMS is expected to rise. CMS’ experience in supplying laser systems to pharmaceutical companies, coupled with Laser Photonics’ sales and marketing expertise, positions LPC to take full advantage of this growing market segment.

Additionally, regulatory bodies, including the FDA, are enforcing stricter serialization and traceability requirements, creating opportunities for laser marking systems to become essential in ensuring compliance. Lasers can precisely mark packaging with batch numbers, expiration dates and unique identifiers, helping pharmaceutical companies meet global standards for product safety and anti-counterfeiting measures.

CMS Products and Technologies

CMS has a well-established reputation for delivering precision laser solutions to the pharmaceutical industry, particularly for controlled-release tablet production and packaging compliance. Its laser drilling systems are critical for creating microscopic apertures in tablets, allowing for precise control over drug release rates. This technology is essential for the manufacturing of medications that require gradual, timed release of active ingredients, ensuring improved patient adherence and therapeutic effectiveness.

Additionally, CMS’s advanced laser marking systems are integral to pharmaceutical traceability. These systems enable precise, high-speed marking of batch numbers, expiration dates and unique product identifiers on both medications and packaging, ensuring compliance with global regulations such as those from the FDA and GMP. Laser marking plays a crucial role in preventing counterfeiting, safeguarding patient safety and maintaining the integrity of the pharmaceutical supply chain.

CMS also brings cutting-edge ultrafast laser technologies that enable non-contact processing of sensitive pharmaceutical materials, such as micro-components used in drug delivery systems. These systems reduce material waste and ensure the highest quality standards in production by offering unmatched precision without damaging delicate materials.

Diversification into a Recession-Resistant Vertical

This strategic acquisition expands Laser Photonics’ technological capabilities while adding a recession-resistant vertical to its business portfolio. The pharmaceutical industry, driven by constant medical demand, is less vulnerable to economic downturns, providing a stable revenue stream for LPC. The growing demand for controlled-release medications and the increasing need for precision laser solutions in pharmaceutical manufacturing further position LPC for long-term growth.

About Laser Photonics Corporation

Laser Photonics is a vertically integrated manufacturer and R&D Center of Excellence for industrial laser technologies and systems. Laser Photonics seeks to disrupt the $46 billion, centuries-old sand and abrasives blasting markets, focusing on surface cleaning, rust removal, corrosion control, de-painting and other laser-based industrial applications. Laser Photonics’ new generation of leading-edge laser blasting technologies and equipment also addresses the numerous health, safety, environmental and regulatory issues associated with old methods. As a result, Laser Photonics has quickly gained a reputation as a leader in industrial laser systems with a brand that stands for quality, technology and product innovation. Currently, world-renowned and Fortune 1000 manufacturers in the aerospace, automotive, defense, energy, maritime, nuclear, and space industries are using Laser Photonics’ unique-to-industry systems. For more information, visit https://www.laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. We encourage readers to review the “Risk Factors” in our Registration Statement for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

laser@haydenir.com